EXHIBIT 2


                               PROMISSORY NOTE

   FOR VALUE RECEIVED the undersigned, Corcap, Inc. ("Corcap"), promises to pay to the order of CompuDyne Corporation ("CompuDyne"), the principal sum of Sixty-Thousand Dollars ($60,000) with annual interest at eight percent (8%) on the unpaid balance. Principal and interest shall be paid in full on August 21, 2000 (the "maturity date").

   This Note may be prepaid without penalty. All payments shall be first applied to earned interest and the balance to principal.

   In the event of the insolvency or bankruptcy of Corcap, then the entire unpaid principal, with all remaining unpaid interest, shall at the option of CompuDyne, or any other holder hereof, become due and payable forthwith. Failure to exercise this option shall not constitute a waiver of a right to exercise the same in the event of any subsequent default.

   The undersigned hereby waives all rights to presentment, demand, protest, and all notices thereto in connection with any suit on this Note or any extensions or renewals of the same or any deficiency thereon and agrees to pay all reasonable attorneys' fees and costs of collection to the extent permitted under law.

   This Note shall be governed by and construed in accordance with the laws of the State of Connecticut.

     Executed and delivered on August 21, 1995.

                              CORCAP, INC.


                              By /s/ Diane Burns
                                 Diane Burns
                                 Corporate Secretary
Accepted:

COMPUDYNE CORPORATION


By /s/ Diane Burns
   Diane Burns
   Corporate Secretary